EXHIBIT 99.1

DOCASA, Inc. Reports 2nd Quarter Numbers and Updates Market On 2017 Rollout Progress

SCHAUMBURG, Ill., April 18, 2017 - DOCASA, Inc. (OTCQB: DCSA), through its award-winning subsidiary, Department of Coffee and Social Affairs Limited, based in the United Kingdom ("UK"), announces its key performance indicators for the second quarter (“Q2”) 2017 and an update on its shop rollout program. All numbers stated are for the period December 1, 2016 through February 28, 2017, and the respective three-month period for fiscal year 2016.

The Company reported an increased revenue of £736,149 for Q2 2017, an increase of 13.2% over Q2 2016. Specifically, coffee sales saw an increase of 14.8% compared to Q2 2016. Department of Coffee and Social Affairs branded and roasted coffee beans for retail sale saw an increase of 40.2% compared to Q2 2016.

During the period December 2016 through February 2017, DOCASA, Inc. opened four new shops in Kingston, Whitechapel and Bank Street in London and one shop in Bristol. Each is now operating in line with or slightly ahead of management expectations. The Company now has 14 operating locations, with 5 more under construction, 8 now closing negotiations and a further 22 in advanced negotiations.

The Company’s non-GAAP adjusted EBITDA (EBITDA excluding corporate office overhead costs, professional fees, insurance, marketing) remained positive over the Q2 2017 period at £29,798 while absorbing the working capital costs of the 4 new shops added to the portfolio during the period and an increase of 33 new staff, in addition to the 2 locations added in Q1 2017, and the additional 10 new staff hired during Q1 2017. As of today, the Company has 135 people employed.

Ashley Lopez, President & CEO, said, “Our portfolio performance in this quarter is in line with management expectations, and I am pleased our aggressive rollout strategy continues on pace. We have, and we will continue to, announce new senior staff joining DOCASA to deliver our strategy for the Company, and I look forward to maintaining our current momentum in this exciting and rapidly expanding specialty coffee sector.”

-ENDS-

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About DOCASA, Inc.

DOCASA, Inc. is focused on the investment in a rapidly growing specialty coffee market principally in the United Kingdom. Through its subsidiary, Department of Coffee and Social Affairs Limited, headquartered in London, England, it has established and is growing an award-winning, market leading UK specialty coffee shop and online retail business. DOCASA is also pursuing the franchising and/or licensing of its branded shops and premium product offering outside of the UK to countries where the premium coffee market is rapidly expanding. DOCASA continues to review opportunities in the broader international coffee market.

For additional information, please contact:

DOCASA, Inc.

Maryam Mazraei, Communications Director

maryam.mazraei@docasainc.com

Related links:

Docasainc.com

Departmentofcoffee.com

Forward looking statement:

This press release contains certain "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. The economic, competitive, governmental, technological and other factors identified in the Company's previous filings with the Securities and Exchange Commission may cause actual results or events to differ materially from those described in the forward-looking statements in this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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